E-94
Exhibit No. 26
BuyersOnline.com, Inc.
Form 10-KSB/ 2000
File No. 0-26917

                            AGREEMENT

     THIS AGREEMENT is made and entered into, and shall be effective as of, this 25th day of April, 2000, by and between BUYERS ONLINE.COM, a Delaware corporation ("Buyers") and D.R. JR., INC., a Pennsylvania corporation ("D.R."), relative to the services of DELLA REESE ("Reese") as a spokesperson for Buyers in connection with its marketing, through direct response television, print advertisements, retail and/or other marketing means, of a consumer buying club.

     NOW THEREFORE, in consideration of the mutual covenants and conditions as set forth hereinbelow, the parties agree as follows:

     1.   Production of Commercials and Testing:

          1. Product Line: The Product Line shall be defined as a consumer buying club providing an array of services in communications and entertainment, as well as hard goods, including (but not limited to) some or all of the following: (i) telecommunications and Internet-related services, utilities, insurance, financial services, groceries, fuel, and other household-related services, and (ii) durable goods, including electronics, appliances, home furnishings, lawn and garden, automobile, travel, and books and tapes.

          2. Production of Commercials: Reese will be available for, and appear in, one thirty (30) minute infomercial, a series of :30, :60, and :120 second commercials (not to exceed six commercials), and still photography, promoting the Product Line, the dates, times and locations of which sessions shall be mutually agreed upon in good faith by the parties and shall not exceed two days in total for all of the foregoing services (with each day not to exceed ten hours from call time to release). In connection with the foregoing, Reese shall have those rights of approval as are set forth in Paragraph 17, below. The parties agree that Reese's services are unique in character and, therefore, may not be delegated for any purposes under this Agreement.

          3. Compensation: Buyers shall pay D.R., in consideration for the services of Reese as set forth hereinabove, the sum of $50,000.00 (the "Session Fee"), said sum to be credited against all union minimum payments (calculated at twice the minimum scale) due under this Agreement and to be paid upon commencement of the infomercial/commercial shoot. The Session Fee shall be non-refundable, but it shall be recoupable against the Royalty due D.R. pursuant to Paragraph 2F(1), below. In addition, Buyers shall make or cause to be made payment on behalf of D.R. of all sums required to be paid to the applicable pension, health and welfare funds arising out of Reese's services referenced hereinabove and shall provide D.R. with written verification that such payments have been made. D.R. agrees to pay any required income, employment or other taxes relating to the compensation paid to D.R. by Buyers hereunder. In the event that the infomercial or commercials are shot outside of the greater Los Angeles area, Buyers shall provide D.R. with first class, round trip air fare, first class hotel accommodations and first class ground transportation for two people, and a per diem of $150.00 per person (including travel days), all of the foregoing in connection with Reese's travel to and from the shoot.

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          4.   Usage During Test Phase:  The infomercial and/or commercials will test, at the discretion of Buyers, on cable stations, network affiliates, and independent stations for a period not to exceed ninety (90) days (the "Test Phase"), such test to commence by not later than August 31, 2000. Buyers agrees that the infomercial and commercials shall not air during the Test Phase on the ABC, NBC, or CBS television networks during prime time. Buyers shall pay D.R. the Royalty, as defined in Paragraph 2F, on Product Line membership activations generated during the Test Phase in direct response to the infomercial and/or commercials (but not on such activations generated thereafter unless Buyers proceeds with a Roll-Out as referenced in Paragraph 2A, below). D.R. and Reese consent to the use of Reese's name, image, likeness, photograph, voice, signature and reputation (collectively the "Endorsement") for such purpose, subject to D.R.'s approval rights as set forth in Paragraph 17, below.
               There shall be no print use of Reese's Endorsement during the Test Phase, except in connection with collateral materials provided to Product Line purchasers. D.R. and Reese agree to provide Reese's on-camera services, if requested by Buyers, during the Test Phase (at dates and times to be mutually agreed upon by the parties and not to exceed eight hours in total) to reshoot footage for the infomercial and/or commercials for purposes of enabling Buyers to test or retest the material. In consideration for such services, Buyers will pay D.R. the minimum session fee due in accordance with the applicable collective bargaining agreement calculated at twice the minimum scale (such fee to be in addition to the Session Fee referenced in Paragraph 1C, above).

     2.   Marketing:

          1. Option: Buyers will have the option (the "Option"), exercisable in writing within one hundred eighty (180) days following completion of the Test Phase (but in any event by not later than December 31, 2000), to elect to proceed with and to commence a Roll-Out of the infomercial, commercials and/or the still photography containing Reese's Endorsement in connection with the marketing of the Product Line, with the Roll-Out (if any) to commence by not later than January 1, 2001. The term "Roll-Out" shall be defined as the exhibition of the commercials and/or still photography following the Test Phase and shall be deemed to have commenced (if at all) upon the first such exhibition. It is specifically understood and agreed by the parties hereto that Buyers shall have the right not to exercise such Option, for any reason whatsoever or for no reason, and that neither party shall have any liability whatsoever to the other arising solely out of Buyers' election not to exercise the Option.

          2.   Term:

          (1) The term ("Term") of this Agreement shall commence upon execution hereof and shall, thereafter, continue in full force and effect for a period of one year (the "Initial One Year Term") beginning on the date of a Roll-Out, if any, subject to renewal thereafter for successive one year terms ("Renewal Terms") pursuant to Paragraph 3, below. The Roll-Out, if any, shall commence by not later than January 1, 2001.

          (2) Notwithstanding the foregoing, this Agreement will terminate ("Early Termination") in the event, and at such time as, Buyers elects not to proceed with a Roll-Out. In the event of such Early Termination, there shall be no further use by Buyers of Reese's Endorsement in any manner, except as permitted by Paragraph 1E, above.

          3. Area of Use: The area of use for the advertising materials shall be the United States and its commonwealths, territories and possessions (the "Territory"), and shall include all

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               manner, media, and methods of distribution.

          4. Consent: In the event of a Roll-Out, D.R. and Reese consent to the use of Reese's Endorsement in connection therewith for the duration of the Initial One Year Term, all Renewal Terms, and the Sell-Off Period. Such consent shall extend to all uses incident to Buyers' marketing of the Product Line, inclusive of the infomercial, commercials, print advertisements (e.g.: advertisements in newspapers, magazines, catalogs, and other periodicals; credit card inserts; and direct mail), product packaging and inserts, sales literature and corporate promotional materials, through any and all manner, media, and channels of distribution throughout the Territory, including direct response, electronic media, the Internet ( but only Buyers' Web site and such other Web sites as the parties may mutually agree upon), and retail distribution. In connection with the foregoing, D.R. and Reese shall have those rights of approval as are set forth in Paragraph 17, below. Notwithstanding the foregoing, Buyers agrees that there shall be no use of Reese's Endorsement on billboards, and that Buyers will make a good faith effort to avoid the purchase of any air time for the infomercial and commercials in the same time slots as those occupied by the CBS television network program, "Touched By An Angel," during the first and second network runs of the program. In addition, Buyers agrees that Reese's Endorsement shall not be directed to specific endorsements of individual products comprising the Product Line, but rather shall be directed to the Product Line as a whole (although reference will be made within the advertising materials to the variety of products being offered by Buyers). Notwithstanding this, in the event that Buyers elects in the future to offer one or more products not included in the Product Line membership and desires to have Reese endorse such individual products, Buyers will negotiate with D.R. and Reese regarding the possible terms for Reese's endorsement of the products, and D.R. and Reese shall have the right to agree or not agree to such additional endorsement.

          5. Additional Services: In the event of a Roll-Out, and at the option and upon the request of Buyers, D.R. will provide Reese's services during the Initial One Year Term (following a Roll-Out) and each Renewal Term thereafter, at specific dates, times, and places to be mutually agreed upon by the parties, not to exceed two days in total, not necessarily consecutive (nor ten hours from call time to release on each day), during each one year term, for the purpose of shooting additional footage to update the infomercial, commercials, including still photography, or for shooting footage for a new infomercial or new commercials, including still photography. Buyers agrees that any unused shoot days shall expire at the end of the then-current one year period and may not be carried over into any successive one year period during the Term. The updated or new infomercial, commercials and still photography may be tested on air either prior to expiration of the then current one year term or following renewal thereof, and may then be aired on a Roll-Out basis as a replacement for the originally-produced advertising materials. D.R. and Reese consent to the use of such materials to the full extent set forth in subparagraph D, above, subject to the rights of approval as are set forth in Paragraph 17, below. In consideration for the foregoing services, Buyers will pay D.R. an additional session fee of $50,000.00 during each one year term in which such services are utilized, such session fee to be paid upon commencement of the shoot and to be treated in the same manner as the Session Fee referenced in Paragraph 1C with respect to crediting, non-refundability and recoupability.

          6.   Compensation:

          (1) Royalty Payable to D.R.: In the event of a Roll-Out, Buyers shall pay to D.R., for the duration of the Term (including the Renewal Terms), a royalty (the "Royalty") equal to the following:

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            (1)  $2.50 shall be earned for each Product Line membership activated during the Term (including any Renewal Term and the Sell-Off Period);

            (2)  $1.25 shall be earned upon commencement of the second successive year of membership of each Product Line membership originally activated during the Term, including any Renewal Term (regardless of whether such second year commences during or after expiration of the Term);

            (3)  $0.65 shall be earned upon commencement of the third
                successive year of membership of each Product Line membership originally activated during the Term, including any Renewal Term (regardless of whether such third year commences during or after expiration of the Term).

                    Notwithstanding the foregoing, no Royalty shall be paid on membership activations generated: (i) as a result of member referrals, or (ii) through QVC marketing of the Product Line (unless the parties subsequently agree in writing that Reese shall appear as a spokesperson for the Product Line on QVC and Reese, in fact, appears on QVC, in which event D.R. shall be paid in accordance with the provisions of such separate written agreement). In this regard, Buyers agrees to maintain in effect for the duration of the Term a system for tracking the source of all member activations in order to accurately determine which activations are the result of member referrals.

                    In addition, for purposes of clarification, D.R. and Reese acknowledge that Product Line members may purchase over time a variety of different products and services from Buyers, but that no Royalty shall be paid in connection with such purchases (the Royalty being earned only in connection with original membership activations occurring during the Term and the second and third years of sustained membership of each such activation).

            (2)  Payment Schedule:  The foregoing Royalty shall be due and payable to D.R. on a quarterly basis within forty-five (45) days following the close of each calendar year quarter. Each payment shall be accompanied by a statement of accounting setting forth a summary of Product Line activations occurring during such calendar year quarter, and successive years of membership commencing during such quarter (subject to audit by D.R. pursuant to Paragraph 6, below). Buyers shall be entitled to recoup its Guaranty payment due under subparagraph 2F(3), below, against all Royalty payments otherwise due under this subparagraph 2F(2).

            (3)  Guaranty:  In the event of a Roll-Out, Buyers guarantees to
               D.R. that the total compensation paid to D.R. in connection with the Initial One Year Term (including any Royalty payments made in connection with the Test Phase) and each Renewal Term shall not be less than $1,500,000, payable as follows:

                    (a)  For the Initial One Year Term:
                    $375,000 payable upon exercise of the option to Roll-Out and $375,000 payable ten (10) days prior to commencement of the second, third, and fourth calendar year quarters following the Roll-Out; and

                    (b)  For each Renewal Term:   $375,000
                    payable ten (10) days prior to

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                    commencement
                    of the Renewal Term and $375,000 payable ten
                    (10) days prior to commencement of the
                    second, third, and fourth calendar year
                    quarters following commencement of the
                    Renewal Term.

                    Each Guaranty payment shall constitute a non-refundable but recoupable advance against all sums due D.R. under this Agreement. To the extent that the amount paid to D.R. in connection with any calendar year quarter during the Initial One Year Term or any Renewal Term exceeds the Guaranty installment due for such quarter, the amount in excess of the Guaranty installment shall be applied as a credit against the Guaranty installment due D.R. for the next succeeding calendar year quarter. Further, at such time as the total amount paid to D.R. in connection with the Initial One Year Term (including the Session Fee and Test Phase Royalty payments), or any Renewal Term, equals $1,500,000, no further Guaranty payments shall be due for the remainder of such period.

                    Payment of the foregoing Guaranty shall be secured by a standby letter of credit to be obtained by Buyers for the benefit of D.R. after completion of the Test Phase and prior to commencement of the Initial One Year Term (and only in the event of an affirmative election to proceed with a Roll-Out). The letter of credit shall be in a form acceptable to Buyers and D.R. and, upon issuance, a copy of same shall be attached to this Agreement as Exhibit 1. The amount of the letter of credit upon initial issuance shall be $1,125,000, and D.R. shall be entitled to draw against such letter of credit only if, and to the extent that, Buyers shall fail to make payment of the second, third and/or fourth quarterly Guaranty installments when due D.R. as set forth above. During the Initial Term, the initial amount of the letter of credit shall be reduced by and to the extent of all Guaranty payments made by Buyers to D.R., as well as by and to the extent of any draws against such letter of credit made by D.R. Prior to commencement of each Renewal Term, Buyers shall renew or extend the term of the letter of credit for the duration of such Renewal Term in the amount of $1,125,000, and D.R. shall again be entitled to draw against such letter of credit only if, and to the extent that, Buyers shall fail to make payment of the second, third and fourth quarterly Guaranty installments when due D.R. (with the amount of the letter of credit being again reduced by and to the extent of all Guaranty payments made by Buyers to D.R., as well as by and to the extent of any draws against such letter of credit made by D.R.).

           (4) Crediting of Payments: All compensation as referenced above shall be credited against any and all union minimum payments due under this Agreement calculated at twice the minimum scale
               (excluding pension, health and welfare fund contributions).  D.R.
                agrees to pay any required income, employment or other taxes relating to the compensation paid to D.R. by Buyers hereunder.

     3. Renewal: Buyers shall have the sole right, but not the obligation, to renew this Agreement for a maximum of two (2) successive one year terms (each being designated a "Renewal Term") upon the same terms and conditions, exercisable in writing not less than ten (10) days prior to the expiration of the then current one year term.

     4.   Representations and Warranties:

          1.   D.R. and Reese warrant and represent that:

               (1) they have the right to enter into this Agreement and to grant the rights as set forth hereinabove;

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               (2)  there are no contractual obligations preventing the
                    fulfillment of this Agreement;

           (3) neither this Agreement nor the transactions contemplated hereby will cause a violation of any other agreement to which D.R. or Reese is a party; and

          (4) D.R. and Reese have not, and will not, either themselves or by granting authority to any other person or entity, exercise any right or take any action which derogates or impairs the rights granted to Buyers hereunder, or derogates the names or reputations of Buyers, the Product Line, or any of the officers, directors, or shareholders of Buyers.

          2.   Buyers warrants and represents that:

            (1) it has the right to enter into this Agreement and to grant the rights as set forth hereinabove;

            (2) there are no contractual obligations preventing the fulfillment of this Agreement;

            (3) neither this Agreement nor the transactions contemplated hereby will cause a violation of any other agreement to which Buyers or any of its affiliated companies is a party.

     5.   Indemnity:

          1. D.R. and Reese shall indemnify and hold Buyers, and its officers, directors and shareholders (collectively "Indemnitees") harmless from and against any and all losses, costs, damages, charges, claims, reasonable legal fees, recoveries, judgments, penalties and/or reasonable expenses (collectively "Losses") which may be obtained against, imposed upon, or suffered by Indemnitees by reason of any breach of any representation or warranty made by D.R. and/or Reese under this Agreement, or by reason of any breach of any other provision hereof. The foregoing obligation of D.R. and Reese to indemnify and hold Indemnitees harmless shall survive termination or expiration of this Agreement.

          2. Buyers shall indemnify and hold D.R. and Reese, and each of them, harmless from and against any and all Losses which may be obtained against, imposed upon, or suffered by D.R. and/or Reese by reason of the exhibition of the advertising materials produced hereunder or the promotion, sale or use of the Product Line advertised therein or any product or service offered thereby, or by reason of any breach of any representation or warranty made by Buyers under this Agreement or of any other provision hereof.
               The foregoing obligation of Buyers to indemnify and hold D.R. and Reese harmless shall survive termination or expiration of this Agreement. For the duration of the Term of this Agreement (including the Sell-Off Period), and thereafter for so long as the Product Line is marketed by Buyers (or by any Buyers affiliate, subsidiary, successor, or assign) and the insurance coverage described herein is available, Buyers shall include D.R. and Reese as additional named insureds on Buyers's commercial general liability insurance policy (including coverage for product liability) and advertising liability policy with combined limits of not less than $3,000,000, and shall provide D.R. and Reese with certificates of insurance evidencing such coverage prior to any use of the material produced hereunder.

     6.   Right to Audit:   Buyers shall maintain during the Term
(including all Renewal Terms) complete

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and accurate books of
account evidencing membership activations. At any time within eighteen (18) months after a statement is rendered hereunder, D.R. shall have the right to examine Buyers' books and records evidencing its Product Line membership activations and membership statuses for the subject period solely for the purpose of determining the accuracy of such statement. The examination (i) shall be conducted by a CPA firm selected by D.R. which is a member in good standing of the AICPA, after reasonable advance written notice from D.R. to Buyers, (ii) shall be commenced and conducted during Buyers' normal business hours at the offices of Buyers or its accounting representative, and (iii) shall be conducted at D.R.'s sole cost and expense. There shall not be more than one examination during each year of the Term. Notwithstanding clause (iii), above, in the event it is mutually determined by Buyers and D.R., or by arbitration pursuant to Paragraph 10, below, that D.R. has been underpaid in an amount in excess of three (3%) percent of the contract rate of compensation, Buyers shall pay the reasonable costs of such examination (excluding travel, living and other personal expenses of the examiner). All statements rendered by Buyers under this Agreement shall be final and binding on D.R., unless specific objections thereto are made and delivered in writing within twelve (12) months from the date any such statement is delivered to D.R. Once the records for any accounting period have been inspected by D.R., such records shall not be the subject of a later inspection. Further, with respect to each inspection, D.R. must notify Buyers within ninety (90) days following completion of the inspection of any claim it asserts for money due and owing it as a result of a prior underpayment, in the absence of which Buyers' accounting statements for the examined period shall be deemed accurate and any claim of D.R. for money due and owing in connection therewith shall be deemed waived. Buyers shall have the right to condition disclosure of information to D.R. and its agents, in connection with any inspection under this paragraph, upon Buyers's receipt of a non-disclosure agreement, acceptable in form and content to Buyers and duly executed by D.R. and any agent of D.R. receiving such information.

     7. No Warranty Re Revenues: The parties understand and agree that there is a substantial risk in any new venture; that neither party is making any warranty or representation regarding the total amount of revenues which will ultimately be generated pursuant to this Agreement, other than the Guaranty set forth in Paragraph 2F(3), above; that Buyers and/or its affiliated companies currently do, and may in the future, manufacture, market, distribute, and/or sell other, possibly competitive, products under the same or other names, utilizing the same distribution channels as will be utilized for the marketing of the Product Line; and that no royalty or other form of compensation shall be payable to D.R. or Reese in connection therewith.

     8. Successors and Assigns: Subject to the restrictions on delegation of duties contained elsewhere in this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, administrators, heirs, successors, and assigns, as the case may be.

     9. Exclusivity: Commencing upon execution of this Agreement and continuing thereafter through the Initial One Year Term and each Renewal Term, neither D.R. nor Reese shall in any way develop, manufacture, endorse, or market, or appear in any form of advertisement of any kind for the purpose of endorsing or marketing, any other consumer buying service. In addition, commencing upon execution of this Agreement and continuing thereafter for the duration of the Initial One Year Term and each Renewal Term, neither D.R. nor Reese shall in any way participate or appear in any other long form infomercial (i.e.: approximately thirty minutes in length), regardless of the product or service being advertised therein; and, in the event that D.R. or Reese elects during the Term to participate in a short form direct response commercial for a non-competing product, they agree to provide Buyers with advance written notice of such participation (it being agreed, however, that an inadvertent failure by D.R. or Reese to so notify Buyers of such participation shall not constitute a breach of this Agreement). This paragraph shall not preclude Reese from appearing in the entertainment, news or information portion of any radio, television, live or other entertainment program regardless of sponsorship, provided that Reese does not appear or otherwise participate in any "lead-ins" or "lead-outs" for competitive products.

     10. Attorney's Fees: In the event that any legal proceeding is commenced to enforce any term of this Agreement or to seek recovery for any breach thereof, the prevailing party in such action shall be entitled to recovery of its reasonable attorney's fees and actual costs incurred in such action. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by an expedited arbitration to be conducted by the American Arbitration Association (utilizing one arbitrator) in the City of Los Angeles, State of California, and judgment on the award rendered by the arbitrator, which shall be prompt and timely, may be entered in any

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Court having
jurisdiction thereof. In order to accomplish the foregoing, the parties hereby consent to jurisdiction of this matter in the County of Los Angeles, State of California. The parties shall have the right to engage in reasonable discovery in connection with any such arbitration. The arbitrator shall be entitled to award expenses to the prevailing party, inclusive of reasonable attorney's fees. The parties shall endeavor, to the extent reasonably feasible, to keep any dispute arising hereunder confidential, and the arbitrator shall have authority to enforce and interpret this duty of reasonable confidentiality.

     11. Controlling Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     12. Entire Agreement: This Agreement contains the entire agreement of the parties and supersedes any prior agreements, understandings and memoranda relating thereto. This Agreement may not be changed, altered or modified in any way except by a writing signed by the parties hereto.

     13. Severability: If any clause or provision of this Agreement shall be adjudged to be invalid or unenforceable, such adjudication shall not affect the validity of any other clause or provision of this Agreement, which shall remain in full force and effect.

     14. Consent in the Event of Death: The parties agree that, in the event of Reese's death during the Initial One Year Term or any Renewal Term, Buyers shall have the option to continue marketing the Product Line utilizing Reese's Endorsement in connection therewith for the duration of the Initial One Year
Term and all Renewal Terms (if any) under the same terms and conditions as set forth in this Agreement. In the event that Buyers shall instead elect to terminate such marketing, Buyers shall pay to D.R. the Royalty as provided in Paragraph 2F(1), above, on each Product Line origination or renewal generated through the date of termination (and on each Product Line origination or renewal generated thereafter in response to any direct response advertisements which utilized Reese's
Endorsement, but on no other Product Line sales), and the Guaranty provided in Paragraph 2F(3) shall be prorated to date of termination. Such proration shall be accomplished by multiplying the Guaranty which otherwise would have been due for the then-current one year period by a fraction, the numerator of which is the number of days which have elapsed between the commencement date of such one year term and date of termination, and the denominator of which is 365.

     15. Ownership of Product Line and Advertising Materials: The Product Line and all advertising materials produced hereunder will be and remain the absolute property of Buyers forever, including, but not limited to, all intellectual property interests therein. D.R. and Reese acknowledge that they have no right, title, or interest in or to same and hereby assign all rights to the Product Line and advertising materials to Buyers.
To the extent required under the applicable copyright laws regarding ownership of any advertising materials produced hereunder or the content or use thereof, the product of the services of D.R. and Reese hereunder will be considered works made for hire or, if not legally capable of being considered as such, then and in such event D.R. and Reese hereby assign to Buyers any and all right, title or interest they may have in or to such advertising materials. Notwithstanding the foregoing, it is agreed that, except as otherwise permitted herein, Buyers may not use Reese's Endorsement after the termination or expiration of this Agreement; however, Buyers shall have a period of six months (the "Sell-Off Period") following expiration of the Term (either the Initial One Year Term or, in the event of renewal, the final Renewal Term) to dispose of its then existing inventory of the Product Line containing the Endorsement of Reese, provided that Buyers pays D.R. the Royalty due thereon in accordance with Paragraph 2F(1), above, with no guaranty as to the total amount thereof and, provided further, that Buyers does not air or otherwise exploit the infomercial, commercials or any other advertisements containing Reese's Endorsement during or after such time period without the prior written consent of D.R.

     16. Independent Contractor: It is understood and agreed that the relationship of D.R. and Reese to Buyers is that of an independent contractor, and nothing contained in this Agreement shall be construed to create any partnership, joint venture, principal/ agent relationship, or any other fiduciary relationship between the parties hereto. The parties expressly disclaim the existence of any third party beneficiaries to this Agreement.

     17. Approvals: D.R. and Reese shall have the right of approval over all images, signatures,

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photographs and likenesses of Reese
utilized in the infomercial, commercials, print advertisements or otherwise; the infomercial and commercial scripts; and any press releases relating to the Test Phase or a Roll-Out. Once an item has been approved by D.R. and/or Reese under this Paragraph, it need not again be submitted by Buyers for approval for subsequent consistent uses, so long as no material changes are made with respect to such item or the use thereof. All rights of approval shall be exercised in a fair and reasonable manner, with no such approval being unreasonably withheld. In all instances where the right of approval is provided, same shall be given within five
(5) business days following receipt by D.R. and/or Reese (as the case may be) of a written request for approval. In order to facilitate the processing of approvals, D.R. and Reese agree to endeavor to reasonably advise Buyers of their travel plans during time periods when requests for approval are likely to be forthcoming.

     18. Confidentiality: The parties acknowledge that the terms and provisions of this Agreement, and any disputes arising hereunder, are confidential in nature and, therefore, agree not to disclose the content or substance thereof to any third parties other than their attorneys (unless affiliated by common ownership, employment, or other form of agency relationship), other than as may be reasonably required in order to comply with any obligations imposed by the Agreement, or to comply with any statute, ordinance, rule, regulation, other law, court order or civil proceeding.

     19. Notices: All notices to be sent pursuant to this Agreement shall be sent via Federal Express, Express Mail, or confirmed facsimile transmission, to the persons identified below at the designated addresses (or at such new addresses as the parties may hereinafter notify each other in writing):

Buyers Online.com                  Mr. Rod Smith
                                   Buyers Online.com
                                   66 East Wadsworth Park Drive
                                   Suite 101
                                   Draper, UT 84020
                                   (801) 277-8900 - telephone
                                   (801) 277-8986 - facsimile

                                   D. John Hendrickson, Esq.
                                   Hall Dickler Kent Friedman & Wood
                                   2029 Century Park East
                                   Suite 3760
                                   Los Angeles, CA 90067
                                   (310) 203-4247 - telephone
                                   (310) 203-8559 - facsimile



D.R. Jr., Inc.
and Della Reese:                   Ms. Della Reese
                                   D.R. Jr., Inc.
                                   c/o Mr. Richard A. Hersh
                                   William Morris Agency, Inc.
                                   151 El Camino Drive
                                   Beverly Hills, CA 90212
                                   310-859-4000 - telephone
                                   310-859-4424 - facsimile

     20. Force Majeure: If, for any reason, such as strikes, boycotts, war, weather, other acts of God, riots, delays of commercial carriers, restraints of public authority, or for any other reason beyond the control of Buyers and outside the normal scope of commercial restraints (collectively "Force Majeure"), Buyers is unable to air the infomercial and/or commercials at all during any part of the Initial One Year Term or any Renewal Term hereof, then Buyers shall have the right to extend the affected Term for an equivalent period (not to exceed ninety (90) days

                              E-102
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in
total) without payment of any additional compensation to D.R. or Reese (but with payment of the Royalty pursuant to Paragraph 2F). In the event such Force Majeure causes the prevention, suspension or postponement of any production session for the infomercial, commercials or still photography to be produced under this Agreement, the time for completion of such session(s) shall be extended, at the election of Buyers and with no additional compensation being payable to D.R. or Reese in connection therewith, by the number of days equal to the number of days for which the production session was prevented, suspended, or postponed (but not to exceed ninety (90) days in total and, in any event, only to the extent not prohibited by the applicable union contract having jurisdiction over the production).

     21. Applicable Union Agreements: This Agreement is subject to all of the terms and conditions of the representative contracts of the union(s) having jurisdiction over the services covered by this Agreement, except as same may be, and are hereby, superseded, amended, or supplemented.

     22. Agency Fees: Each party hereby represents to the other that no agent, broker or finder is entitled to any fee or commission in connection with this Agreement or the transaction contemplated hereby.

     23. Representation by Counsel: Each party represents and warrants that it has been represented by legal counsel of its own choosing in the negotiation and drafting of this Agreement; that it has read this Agreement; that it understands all of its terms; that the contents of this Agreement have been explained to it by its counsel; and that this Agreement is executed voluntarily and with full knowledge of its significance.


Buyers Online.com                  D.R. Jr., Inc.



By:                                By:
      Mr. Rod Smith

I hereby represent and warrant that D.R. Jr., Inc. is authorized to grant and assign the rights, and furnish my services, as hereinabove set forth in this Agreement, and I agree to be bound by the terms and conditions of this Agreement.



Della Reese

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